UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 1, 2022

CENTESSA PHARMACEUTICALS PLC

(Exact name of Registrant, as specified in its charter)

England and Wales	001-04321	98-1612294
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
Mailing address:
3rd Floor
1 Ashley Road
Altrincham
Cheshire WA14 2DT
United Kingdom
(Address of principal executive offices) (Zip code)
Registrant's telephone number, including area code: +44 7391 789784
Former name or address, if changed since last report:
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value £0.002 per share	CNTA	Nasdaq Stock Market, LLC*
American Depositary Shares, each representing one ordinary share, nominal value £0.002 per share	CNTA	Nasdaq Stock Market, LLC
*Not for trading, but only in connection with the listing of the American Depositary Shares on The Nasdaq Stock Market, LLC.
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)
On July 1, 2022, Aaron Kantoff, a member of the board of directors (the “Board”) of Centessa Pharmaceuticals plc (the “Company”), notified the Company of his resignation from the Board, effective immediately. Mr. Kantoff’s resignation was not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Effective as of his resignation, Mr. Kantoff is no longer a member of the Board or any of its committees.

(d)
On July 1, 2022, upon the recommendation of its Nominating and Corporate Governance Committee, the Board appointed Mathias Hukkelhoven, Ph.D. to join the Board, effective immediately. The Board determined that Dr. Hukkelhoven is independent under the listing standards of Nasdaq and the Company’s corporate governance guidelines. In accordance with the articles of association of the Company, Dr. Hukkelhoven will serve as director and hold office until: (a) the next annual general meeting following his appointment, when he shall retire, but shall then be eligible for re-election; or (b) his earlier resignation or removal in accordance with the Company’s articles of association. Dr. Hukkelhoven was also appointed as a member of the Nominating and Governance Committee of the Board.
Dr. Hukkelhoven is an experienced global regulatory and drug development leader. He previously served as Senior Vice President, Global Regulatory, Safety & Biometrics at Bristol Myers Squibb (“BMS”) and was also responsible for the R&D Group in BMS China and the Clinical Pharmacology and Pharmacometrics group. In these roles, Dr. Hukkelhoven was accountable for setting regulatory strategy and driving execution of global regulatory and pharmacovigilance plans for BMS. Dr. Hukkelhoven held various roles at BMS from 2010 until his retirement in July 2021. Prior to joining BMS, Dr. Hukkelhoven held the role of Chairman Portfolio Stewardship Board at Novartis Pharmaceutics and served as the Senior Vice President, Global Head Drug Regulatory Affairs at Novartis from 2001 to 2009. He also worked at Hoffmann LaRoche (Switzerland) and Organon (The Netherlands). Dr. Hukkelhoven has served as chairperson of the Regulatory Affairs Coordinating Committee at PhRMA, and recently as a PhRMA negotiator for the PDUFA VII negotiations with the U.S. Food and Drug Administration (FDA). Dr. Hukkelhoven received his BS and PhD with honors in Biology and Biochemistry from the University of Nijmegen, the Netherlands. Dr. Hukkelhoven also serves on the Board of Directors of Compugen Ltd (Nasdaq: CGEN), and is a Senior Advisor to McKinsey and an R&D Strategy Advisor to LianBio.
As a non-employee director, Dr. Hukkelhoven will receive cash compensation and an equity award for Board service in accordance with the Company’s non-employee director compensation policy. In addition, pursuant to the policy, Dr. Hukkelhoven will receive an option under the Company’s Amended and Restated 2021 Stock Option and Incentive Plan to purchase 96,000 shares of ordinary shares, nominal value £0.002 per share, of the Company (the “Ordinary Shares”) of the Company on August 1, 2022, referred to as the Initial Grant, and an option to purchase 48,000 Ordinary Shares automatically on the date of each annual shareholder’s meeting thereafter, referred to as the Annual Grant. The Initial Grant will vest in 36 equal monthly installments over three years from the grant date, subject to Dr. Hukkelhoven’s continued service through each applicable vesting date. The Annual Grant will vest on the earlier of the first anniversary of the date of grant or the date of the next annual shareholder’s meeting to the extent unvested as of such date, subject to Dr. Hukkelhoven’s continued service through each applicable vesting date. Dr. Hukkelhoven is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Dr. Hukkelhoven and any other persons pursuant to which he was selected as a director. In addition, Dr. Hukkelhoven will enter into an indemnification agreement with the Company consistent with the form of indemnification agreement entered into between the Company and its existing non-employee directors.
A copy of the press release announcing Dr. Hukkelhoven’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.
99.1	Press Release dated July 1, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    July 1, 2022

By:	/s/ Saurabh Saha
Name:	Saurabh Saha, M.D., Ph.D.
Title:	Chief Executive Officer